Exhibit 99.1

FDA APPROVES ABRAXANE™, FIRST IN NEW CLASS OF PROTEIN-

BOUND PARTICLE DRUGS, FOR METASTATIC BREAST CANCER

– ABRAXANE™, First Solvent-Free, Albumin-Bound Paclitaxel Nanoparticles,

Requires No Premedication and Almost Doubles Response Rate

Compared With Taxol® in Metastatic Breast Cancer –

SCHAUMBURG, IL – January 7, 2005 – American Pharmaceutical Partners, Inc. (NASDAQ:APPX) and American Bioscience, Inc. (ABI) announced today that the U.S. Food and Drug Administration (FDA) has approved ABRAXANETM for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in metastatic breast cancer. ABRAXANE™ is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within 6 months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated.

The approval marks a new class of “protein-bound particle” drugs, now made possible by ABI’s proprietary nanoparticle albumin-bound (nab™) technology. ABRAXANE is the first in this new class of drugs.

ABRAXANE, consisting only of albumin-bound paclitaxel nanoparticles, is free of toxic solvents and demonstrated a superior response rate with an almost doubling of the reconciled target lesion response rate when compared with the solvent-based Taxol® in a prospectively randomized trial of 460 patients with metastatic breast cancer. Because it contains no toxic solvents, this next-generation taxane product enables the administration of 50% more chemotherapy with a well-tolerated safety profile, requires no premedication to prevent hypersensitivity reactions and can be given over 30 minutes using standard IV tubing.

“ABRAXANE provides a much-needed new treatment option for women with metastatic breast cancer,” said principal clinical trial investigator William J. Gradishar, M.D., Associate Professor of Medicine, Division of Hematology and Medical Oncology and Co-Director, Lynn Sage Breast Cancer Program at Northwestern Memorial Hospital. “The pivotal clinical trial results demonstrated that ABRAXANE had superior response rate when compared to Taxol in patients with metastatic breast cancer. For the first time we are able to offer patients the full therapeutic benefits of paclitaxel. This makes ABRAXANE a significant advance in the way we treat breast cancer.”

“ABRAXANE has an improved therapeutic index compared to Taxol in the treatment of metastatic breast cancer based on its superior response rate and well tolerated safety profile,” said Joyce A. O’Shaughnessy, M.D., co-director, Breast Cancer Research, and Director, Breast Cancer Prevention, at Baylor-Charles A. Sammons Cancer Center in Dallas, TX. “Patients receiving Cremophor-based taxanes unfortunately are exposed to toxicities caused by the solvent rather than the active chemotherapy drug. The patients with metastatic breast cancer who were treated with ABRAXANE not only achieved the superior response rate, but they also benefited from the fact that ABRAXANE does not use toxic solvents to deliver the active drug.”

“ABRAXANE is an important therapeutic breakthrough since it is an active new class of drugs that addresses the toxicities associated with solvents in taxane-based chemotherapy, namely hypersensitivity reactions, severe myelosuppression, prolonged peripheral neuropathy and severe edema,” said Edith Perez, M.D., Professor of Medicine, Mayo Clinic College of Medicine, Chair Breast Committee, North Central Cancer Treatment Group. “Grade 4 neutropenia occurred in less than 10% of the patients. In the patients who developed Grade 3 peripheral neuropathy, rapid improvement occurred after a median of only 22 days. It is significant that ABRAXANE can be safely administered to both young and elderly patients. Plans currently are underway to study this next-generation taxane in combination with other chemotherapeutic agents in the treatment of front-line metastatic breast cancer.”

“The designation of a new protein particle drug class and the approval of ABRAXANE mark the culmination of over a decade of research in the science of albumin–bound nanoparticles by the ABI team,” said Patrick Soon-Shiong, M.D., Executive Chairman of American Pharmaceutical Partners and Chairman, President and Chief Executive Officer of American Bioscience. “We are gratified that our efforts will now benefit breast cancer patients and are excited about the future impact that the nab technology platform may have on the way we treat cancer and other diseases.”

“We are pleased to offer women with metastatic breast cancer a new, innovative treatment option, and this approval is a defining moment for APP. We applaud the tireless efforts of the ABRAXANE team at ABI and APP, the clinical investigators, and the patient participants in the trial who helped bring ABRAXANE to market and make it available to treat women who are often faced with few options when they are diagnosed with advanced breast cancer,” said Al Heller, President and Chief Executive Officer of American Pharmaceutical Partners.

Clinical Trials Results

The New Drug Application (NDA) reviewed by the FDA included data from 106 patients in two single-arm open-label studies and from one randomized comparative study of 460 women with metastatic breast cancer. This randomized trial was designed to compare ABRAXANE at a dose of 260 mg/m2 given as a 30-minute infusion without premedication versus paclitaxel injection (Taxol) at 175 mg/m2 given as a 3-hour infusion with standard steroid and antihistamine premedication. 14% of patients did not receive prior chemotherapy; 27% received chemotherapy in the adjuvant setting; 40% in the metastatic setting, and 19% in both metastatic and adjuvant settings. Of the patient population, 41% were first-line patients and 59% received study drug as second or greater than second-line therapy. 77% of patients had been previously exposed to anthracyclines.

•	The prospectively defined endpoint for this study was a protocol specific target lesion response rate based on data from the first six cycles of therapy using an independent radiologic review reconciled with the investigator response assessment. It is well established that independent radiologically reviewed response rates are lower than the investigator reported response rates that are typically reported in the scientific literature.

•	This reconciled target lesion response rate for the 233 patients in the ABRAXANE treatment arm of the trial was superior at 21.5% (95% CI: 16.9% to 26.7%) compared to 11.1% (95% CI: 6.94% to 15.1%) for the 227 patients in the Taxol treatment arm (P = 0.003). In this study, the investigator response rates for ABRAXANE and Taxol were 33% and 19%, respectively (as reported at the San Antonio Breast Cancer Symposium in December 2003).

Despite a 50% higher dose of chemotherapy infused over 30 minutes without premedication for hypersensitivity, ABRAXANE was well tolerated in the pivotal Phase III trial.

•	Neutropenia (all grades) was experienced by 80% of patients treated with ABRAXANE and 82% of patients treated with Taxol. Less Grade 4 neutropenia was experienced by ABRAXANE patients despite the 50% higher dose administered (9% of ABRAXANE patients versus 22% of Taxol patients).

•	No ABRAXANE patients experienced severe hypersensitivity reactions. Premedications required with Taxol are not needed with ABRAXANE.

•	Sensory neuropathy (all grades) occurred in 71% of patients treated with ABRAXANE and 56% treated with Taxol. Grade 3 sensory neuropathy symptoms were observed in 10% of ABRAXANE patients versus 2% of Taxol patients. There were no episodes of Grade 4 neuropathy in this study. Of the patients who developed Grade 3 peripheral sensory neuropathy while on ABRAXANE, 58% (14 out of 24) had documented rapid improvement in symptoms after a median of 22 days, and 42% of patients (10 out of 24) were able to resume treatment at a reduced dose. Only 3% of patients receiving ABRAXANE discontinued treatment due to peripheral neuropathy.

•	Nail changes were uncommon in both arms of treatment.

•	No patients in the study had severe edema.

•	No increased toxicity was seen in elderly patients receiving ABRAXANE compared to younger patients.

•	Other clinically important adverse events (all grades) included, anemia (33% with ABRAXANE and 25% with Taxol), infections (24% with ABRAXANE and 20% with Taxol), hypersensitivity reactions (4% with ABRAXANE and 12% with Taxol), edema (10% with ABRAXANE and 8% with Taxol), nausea (30% with ABRAXANE and 21% with Taxol), vomiting (18% with ABRAXANE and 9% with Taxol), diarrhea (26% with ABRAXANE and 15% with Taxol), and mucositis (7% in both arms). Severe adverse events included myalgia/arthralgia (8% with ABRAXANE and 4% with Taxol) and vomiting (4% with ABRAXANE and 1% with Taxol).

“It’s important that the entire breast cancer community constantly challenge the status quo and push each other to provide a better treatment for those with the disease,” said Marisa Weiss, M.D., oncologist, breast cancer survivor and founder of BreastCancer.org. “This advance represents an exciting new treatment option for women with metastatic breast cancer.”

For the full prescribing information for ABRAXANE™ please visit www.abraxane.com.

ABRAXANE: Eliminating the Risks of Toxic Solvents

The compound paclitaxel is considered one of the most effective anti-cancer compounds ever discovered. However, due to its water-insoluble nature, it has been necessary, until now, to use the toxic solvent Cremophor®-EL to put the compound into solution in order to administer it intravenously to the patient. In patients, Cremophor is known to cause life-threatening allergic reactions despite premedication and lowering of the white blood cell count (neutropenia). In animals, Cremophor has also been shown to cause nerve and brain damage.

In addition to these toxicities, solvents also leach plasticizers from the IV tubing. To administer solvent-containing drugs to patients, specialized IV tubing is thus required.

Furthermore, studies have shown that solvents may minimize anti-tumor activity by entrapping the active compound in the bloodstream, rendering it less available to the tumor cell where it is needed to effect its anti-tumor activity.

ABRAXANE, having eliminated the risks of toxic solvents, requires no premedication and can deliver a 50% higher dose of chemotherapy than with Taxol. Inadvertent substitution of solvent-based Taxol at 260mg/m2 without steroid premedication over 30 minutes could pose significant risk to the patient potentially resulting in fatal hypersensitivity reactions, a high incidence of severe neutropenia and a possibility for severe, prolonged peripheral neuropathy.

Nanoparticle Albumin-Bound (nab™) Technology: Tapping Into the Biological Properties of Albumin

Albumin is the most ubiquitous protein in the human body and is a natural carrier for hydrophobic (water-insoluble) nutrients, vitamins, steroids and other compounds. Molecules bound to albumin in the body are readily available for delivery to cells. Albumin regulates the delivery of essential molecules across the blood vessel wall into tissues by activating recently discovered albumin receptors on blood vessels. Albumin has been shown to accumulate in areas of inflammation and in some tumors.

ABI’s proprietary nab™ technology binds water-insoluble compounds with albumin in a nanoparticle state (130 nanometers or 100th the size of a single red blood cell) via a novel manufacturing process that retains the full biological properties of albumin. Because the albumin binding is very similar to the binding that naturally occurs in the body, the resulting product is readily bioavailable once administered to patients.

In animal models, ABI’s nab technology resulted in increased delivery of chemotherapeutic drugs to the tumor compared with solvent-based drugs. The mechanism for this advantage is being actively studied and may be related to albumin-activated transport of molecules into tissues by binding to the gp60 albumin receptor on blood vessels with subsequent accumulation of albumin in tumors. By tapping into these natural pathways it is possible that the increased uptake of albumin by rapidly growing tumors results in increased delivery of chemotherapeutic drugs to the tumor. The clinical relevance of these findings is unknown at this time.

About Breast Cancer

According to the American Cancer Society (ACS), while early detection efforts have decreased mortality rates, in 2004 an estimated 215,990 women are expected to be diagnosed with breast cancer that had already spread. Breast cancer is still the leading overall cause of death in women between the ages of 20 and 59, with 40,110 deaths estimated in 2004. One of every three cancers diagnosed in the United States is breast cancer; excluding skin cancer, it’s the most common cancer among women.

Conference Call Information and Forward-Looking Statements

The company will host a conference call on Monday, January 10, 2005, at 9:00 a.m. (EST). The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the web cast will be available at both websites shortly after the conclusion of the call for one year.

About the Companies

ABI and APP are strategic partners in the development, manufacture and marketing of ABRAXANE. ABI is responsible for the clinical development and registration of ABRAXANE. APP has licensed the North American manufacturing and marketing rights for ABRAXANE.

American Bioscience, Inc. (ABI) is a privately held biotechnology company focused on the discovery, development and delivery of next-generation therapeutic moieties including biologically active molecules already existing within the human biological system, for the treatment of life-threatening diseases. American Pharmaceutical Partners, Inc. is a majority owned subsidiary of American Bioscience, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. Abraxis Oncology, the proprietary division of APP, is devoted entirely to developing and promoting innovative, next-generation cancer therapies. For more information, visit APP’s website at www.appdrugs.com and www.abraxisoncology.com.

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this press release, other than statements that are purely historical, are forward-looking statements. The words “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar expressions identify forward-looking statements. Forward-looking statements also include the assumptions underlying or relating to any forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the timing of and costs associated with the expected launch of ABRAXANE™, the market acceptance and demand of ABRAXANE, that the actual results achieved in further Phase II and III trials for ABRAXANE may or may not be consistent with results achieved to date, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the Company’s Form 10-K for the year ended December 31, 2003 and other documents filed by the Company with the Securities and Exchange Commission.

The forward-looking statements in this press release reflect the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

TAXOL® is a registered trademark of Bristol-Myers Squibb Company. Cremophor®-EL is the registered trademark of BASF Aktiengesellschaft.

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Contacts:

American Pharmaceutical Partners, Inc.

Nicole Williams

EVP, Chief Financial Officer

(847) 969-2700

Investor Inquiries:

PondelWilkinson, Inc.

Rob Whetstone: (310) 279-5963

Robert Jaffe: (310) 279-5969

Media Inquiries:

Sitrick and Company

Mike Sitrick

(310) 788-2850